Exhibit 10.5
FIRST AMENDMENT TO THE AMENDED AND RESTATED
SERVICES AGREEMENT
     THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED SERVICES AGREEMENT is made and entered into as of the 1st day of November, 2007 (this “First Amendment”) by and between US BioEnergy Corporation, a corporation organized under the laws of the State of South Dakota with its executive office at 5500 Cenex Drive, Inver Grove Heights, Minnesota 55077 (the “Company”), and Capitaline Advisors, LLC, a limited liability company organized under the laws of the State of South Dakota with an office at 111 Main Avenue, Brookings, South Dakota 57006 (“Capitaline”).
RECITALS
     A. The Company and Capitaline entered into that certain Amended and Restated Services Agreement dated May 1, 2007 (the “Services Agreement”) pursuant to which the Company and Capitaline each agreed to provide certain services related to the operation of their respective businesses (collectively the “Services”).
     B. The Company and Capitaline have discussed the scope of services historically provided, the types of services each is likely to require in the future, changes in the Company’s and Capitaline’s staffing and the number of hours the Company and Capitaline employees have and are, in the future, expected to provide.
     C. The Company and Capitaline have agreed to amend certain provisions of the Amended and Restated Services Agreement as described in this First Amendment.
     NOW, THEREFORE, in consideration of the mutual benefits to the parties hereto and the promises, terms and conditions hereinafter set forth, intending to be legally bound, the parties do hereby mutually agree as follows:
     Section 1. Defined Terms. Unless otherwise defined in this First Amendment, each capitalized term used in this First Amendment which is defined in the Services Agreement has the meaning assigned to such term in the Services Agreement.
     Section 2. Amendments to Services Agreement. The Services Agreement is amended as follows:
          A. Compensation. Sections 5(a) and (b) of the Services Agreement is hereby deleted in its entirety and replaced by the following:
(a) By the Company. During the term of this Agreement, the Company will pay Capitaline (i) a fixed monthly fee of $3,250.00 for all executive assistant and administrative assistant services, and (ii) a fixed monthly fee of $4,250.00 for all office Services.
(b) By Capitaline. During the term of this Agreement, Capitaline will pay the Company a fixed monthly fee of $2,720 for all IT Services provided by the Company for Capitaline, as described in Exhibit A1. Any efforts beyond basic operational support shall be separately negotiated between the Company and Capitaline.
          B. Exhibit A to Services Agreement. Exhibit A to Services Agreement is hereby deleted in its entirety and replaced by the Exhibit A1 attached to this First Amendment to the Services Agreement.

     Section 3. Governance. This First Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the laws of the State of South Dakota.
     Section 4. Descriptive Headings, etc. The descriptive headings of the several sections of this First Amendment are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.
     Section 5. Counterparts; Facsimiles. This First Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This First Amendment may be executed by facsimile signatures.
     Section 6. Further Assurances. Each party shall, from time to time, at the request of the other party and without further consideration, execute and deliver, or cause to be executed and delivered, such other documents and instruments as may be reasonably requested by such other party to evidence or more effectively consummate the transactions contemplated by this First Amendment.
     Section 7. Supremacy; Entire Agreement. The parties each acknowledge and agree that this First Amendment is intended to supercede certain provisions of the Services Agreement. If there is a conflict between this First Amendment and the Services Agreement, the relevant term or condition of this First Amendment shall govern.
     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Services Agreement the day and year first above written.
COMPANY:
US BIOENERGY CORPORATION

By:	/s/ Gregory S. Schlicht
Name:	Gregory S. Schlicht
Title:	Vice President and General Counsel
CAPITALINE:
CAPITALINE ADVISORS, LLC

By:	/s/ Jill L. Wilts
Name:	Jill L. Wilts
Title:	Vice President

EXHIBIT A1 TO FIRST AMENDMENT TO THE
AMENDED AND RESTATED SERVICES AGREEMENT
CAPITALINE SERVICES
Executive Assistant and Administrative Assistant Services
Angie Burns (Executive Assistant)
•	Act as executive assistant to Chad Hatch, Virg Garbers, and Kristi Lee.

•	Assist with preparation and production of presentations and related materials for Chad Hatch, Virg Garbers, and Kristi Lee.

•	Assist with event and meeting planning.

•	Travel reservations for Chad Hatch, Virg Garbers, Kristi Lee, and Nate Anderson.

•	Backup receptionist, including various administrative duties.
Deanna Wilson (Administrative Assistant)
•	Act as administrative assistant to Chad Hatch, Virg Garbers, and Kristi Lee.

•	Office receptionist.

•	Various administrative duties, such as filing and mail distribution.

•	Reconcile VISA account statements for Chad Hatch, Virg Garbers, Kristi Lee, and Nate Anderson.
Office Services
Capitaline will provide the Company with approximately 1,500 square feet of fully furnished office space and related office services for use by Chad Hatch, Virg Garbers, Kristi Lee, and Nate Anderson, including:
•	Unlimited use of standard office equipment (copiers, fax machines, projectors);

•	Office supplies and postage;

•	Utilities and janitorial services;

•	The use of a board room, a conference room, a lobby, restrooms, a work area, and a storage area; and

•	Parking
US BIOENERGY SERVICES
IT Services
The following Company employee will provide to Capitaline the services listed beneath his name:
Nate Anderson (IT)
•	Archive tape back-up and management.

•	Server maintenance and application of necessary updates.

•	PC maintenance and application of necessary updates.

•	Software installation and licensing.

•	Hardware and software purchasing.

•	Printer maintenance.

•	Email maintenance and spam filtering.

•	Virus protection and licensing.

•	ABRA maintenance and backups.

•	Domain / website maintenance

•	Miscellaneous support and trouble shooting.

•	Phone system maintenance.

•	Disaster recovery planning.